Exhibit 99.1

Natural Resource Partners L.P.
601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Reports First Quarter 2008 Results
Highlights:
•	Distributable cash flow of $34.9 million, up 23% over 1Q07

•	Record revenues of $64.1 million, up 28%

•	Record net income attributable to limited partners of $25.9 million, up 46%

•	Distribution increases for nineteenth consecutive quarter to $0.495 per unit

•	Metallurgical coal accounted for 37% of 1Q08 coal royalty revenues and 28% of production
HOUSTON, May 8, 2008 – Natural Resource Partners L.P. (NYSE:NRP) today reported distributable cash flow, a non-GAAP measure, of $34.9 million, up 23% from the $28.3 million reported for the first quarter 2007. Net income attributable to the limited partners increased 46% to $25.9 million for the first quarter of 2008, compared to $17.8 million for the first quarter of 2007. This represents a $0.12 increase in earnings per unit to $0.40 in first quarter 2008.
“It is an exciting time to be in the coal business. Coal prices continue to improve month over month and since our royalty structure is based on top line sales price and not margin, we benefit proportionally as our lessees’ sales prices increase,” said Nick Carter, President and Chief Operating Officer. “We believe that world economic indicators point toward higher global coal demand and a supply shortfall, which bodes well for the U.S. coal industry and NRP.”
Highlights

	1Q08	4Q07	1Q07
	(in thousands except per ton and per unit)
Coal Production:	14,469	15,442	13,510
Coal Royalty Revenues:	$49,152	$45,259	$40,973
Average coal royalty revenue per ton:	$3.40	$2.93	$3.03
Total revenues:	$64,055	$57,315	$50,207
Net income to limited partners:	$25,853	$22,142	$17,779
Average units outstanding in quarter:	64,891	64,891	63,295
Net income per unit:	$0.40	$0.35	$0.28
Distributable cash flow:	$34,895	$48,916	$28,343

NRP Reports 1st Quarter 2008 Results	Page 2 of 9
First Quarter Results
Total revenues increased 28% to a record $64.1 million for the first quarter of 2008, compared to $50.2 million reported for the same period last year.
First quarter 2008 coal royalty revenues increased 20% to $49.2 million from $41.0 million last year as the partnership experienced increased coal royalty revenues per ton in all regions except the Northern Powder River Basin. Coal royalty revenues increased due to a 12% improvement in the average coal royalty revenue per ton to $3.40 in the first quarter 2008 from $3.03 for the same period last year. Total production for the partnership increased 7% to 14.5 million tons compared to 13.5 million tons last year. NRP experienced increased production in both the Illinois Basin and the Northern Powder River Basin while Appalachia was virtually flat. In the Illinois Basin, the longwall at the Williamson mine came on production late in the first quarter and is projected to generate higher production volumes in future quarters. In addition, metallurgical coal accounted for 37% of revenue and 28% of this quarter’s production.
In addition to coal royalty revenues, NRP generated approximately 23% of its first quarter revenues from other sources, compared to 18% for the same period in 2007. The increase represents NRP’s commitment to continuing to diversify its sources of revenue. These other sources include: aggregate royalties; coal processing and transportation fees; rentals; royalties on oil and gas; timber; overriding royalties; and wheelage payments. Aggregate royalties and bonus generated approximately $3.4 million in the first quarter of 2008 compared to $1.7 million in the same period last year, primarily because this year’s quarter included an annual bonus royalty payment that was $1.6 million higher than anticipated. Coal processing and transportation revenues increased to $3.5 million from $1.4 million as tonnage through those facilities increased. Override royalties increased significantly from $1.0 million in first quarter 2007 to $2.5 million this year, due to override properties purchased in 2007 and increased production on an existing override.
Total expenses increased 7% to $23.3 million from $21.8 million for the first quarter 2007. Depreciation, depletion and amortization, non-cash charges, increased $3.3 million, while property, franchise and other taxes increased $0.5 million mainly due to increases in franchise taxes. These increases were partially offset by a $2.5 million decrease, or 38%, in general and administrative expenses due to lower accruals on NRP’s long-term incentive plan.
Distributable cash flow increased $6.6 million, or 23%, to $34.9 million over the first quarter of 2007 due to increased revenues. In spite of higher revenues in the first quarter 2008, distributable cash flow for the first quarter 2008 was down $14.0 million from the fourth quarter 2007 due primarily to cash payments made in the first quarter that were accrued throughout 2007. These payments consisted of interest and debt payments of $10.4 million, unreimbursed property tax payments of $5.9 million and $3.2 million in payments on the long term incentive plan.

NRP Reports 1st Quarter 2008 Results	Page 3 of 9
Market Outlook
As reported by the national and trade press and by many of our lessees, the industry is experiencing a very robust coal market for both metallurgical and steam coal. Spot metallurgical coal prices in the global market have more than tripled over the last year to prices in excess of $300 per metric ton. Also as reported by various coal companies, these spot prices are beginning to translate into much higher contract prices. The U.S. coal market, especially for coal from Appalachia and to a lesser extent the Illinois Basin, is being impacted by events in China, Australia and South Africa that are impacting the world coal supply. NRP’s Appalachian properties represented 88% of its total coal royalty revenues for the quarter ended March 31, 2008 and 80% of its production, thus a significant portion of NRP’s total revenue is correlated with Appalachian coal prices. Additionally, NRP benefited from 28% of its first quarter production consisting of metallurgical coal. NRP originally projected that approximately 23% of 2008 production would be of metallurgical quality; however, it is possible that more steam coal will be shipped as metallurgical coal due to the higher met coal prices. This positions NRP to benefit from the current market in future quarters.
2008 Outlook
“We believe that NRP’s 2008 financial performance will be better than originally forecasted; however, due to the still fluid coal pricing situation we do not have sufficient current information from our 66 lessees to allow us to quantify an increase in our guidance at this point,” said Dwight L. Dunlap, Chief Financial Officer. “We collect detailed information from our lessees regarding production and pricing forecasts twice a year; first when preparing our original guidance and again mid-year. We anticipate issuing updated guidance with the release of second quarter earnings on August 11, 2008.”
Distributions
On April 16, the partnership announced its nineteenth consecutive increase in its quarterly distribution to $0.495 per unit or $1.98 on an annualized basis. The distribution will be paid on May 14, 2008 to unitholders of record on May 1, 2008.
Company Profile
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties, and coal handling and transportation infrastructure in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership also manages aggregate reserves, oil and gas properties and timber assets across the United States.

NRP Reports 1st Quarter 2008 Results	Page 4 of 9
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.
Forward Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the 2008 outlook. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

08-07	-Financial statements follow-

NRP Reports 1st Quarter 2008 Results	Page 5 of 9
Natural Resource Partners L.P.
Operating Statistics
(In thousands except per ton data)

	For the three months ended
	March 31
	2008	2007
	(Unaudited)
Coal:
Coal royalty revenues:
Appalachia
Northern	$3,503	$2,771
Central	34,297	30,246
Southern	5,498	4,039

Total Appalachia	$43,298	$37,056
Illinois Basin	2,633	1,114
Northern Powder River Basin	3,221	2,803

Total	$49,152	$40,973

Production volumes (tons):
Appalachia
Northern	1,337	1,334
Central	8,942	9,240
Southern	1,294	1,033

Total Appalachia	11,573	11,607
Illinois Basin	1,165	502
Northern Powder River Basin	1,731	1,401

Total	14,469	13,510

Average gross royalty per ton:
Appalachia
Northern	$2.62	$2.08
Central	3.84	3.27
Southern	4.25	3.91
Total Appalachia	$3.74	$3.19
Illinois Basin	2.26	2.22
Northern Powder River Basin	1.86	2.00
Combined average gross royalty per ton	$3.40	$3.03

Aggregates:
Royalty revenues	$1,418	$1,581
Aggregate royalty bonus	$1,944	$164
Production	1,154	1,341
Average base royalty per ton	$1.23	$1.18

NRP Reports 1st Quarter 2008 Results	Page 6 of 9
Natural Resource Partners L.P.
Consolidated Statements of Income
(In thousands, except per unit data)

	For the three months ended
	March 31,
	2008	2007
	(Unaudited)
Revenues:
Coal royalties	$49,152	$40,973
Aggregate royalties	3,362	1,745
Coal processing fees	1,897	918
Transportation fees	1,649	461
Oil and gas royalties	1,445	1,258
Property taxes	2,392	2,228
Minimums recognized as revenue	307	454
Override royalties	2,499	1,018
Other	1,352	1,152

Total revenues	64,055	50,207
Operating costs and expenses:
Depreciation, depletion and amortization	15,059	11,752
General and administrative	4,149	6,634
Property, franchise and other taxes	3,649	3,101
Transportation costs	121	43
Coal royalty and override payments	309	286

Total operating costs and expenses	23,287	21,816

Income from operations	40,768	28,391
Other income (expense)
Interest expense	(7,360)	(7,327)
Interest income	444	817

Net income	$33,852	$21,881

Net income attributable to:
General partner	$5,215	$2,819

Other holders of incentive distribution rights	$2,784	$1,283

Limited partners	$25,853	$17,779

Basic and diluted net income per limited partner unit:	$0.40	$0.28

Weighted average number of units outstanding:	64,891	63,295

NRP Reports 1st Quarter 2008 Results	Page 7 of 9
Natural Resource Partners L.P.
Statements of Cash Flows
(In thousands)

	For the three months ended
	March 31,
	2008	2007
	(Unaudited)
Cash flows from operating activities:
Net income	$33,852	$21,881
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	15,059	11,752
Non-cash interest charge	118	94
Change in operating assets and liabilities:
Accounts receivable	(3,719)	(4,072)
Other assets	261	221
Accounts payable and accrued liabilities	(251)	198
Accrued interest	(2,920)	(434)
Deferred revenue	2,413	3,901
Accrued incentive plan expenses	(3,148)	(3,195)
Property, franchise and other taxes payable	(2,462)	397

Net cash provided by operating activities	39,203	30,743

Cash flows from investing activities:
Acquisition of land, coal and other mineral rights	—	(13,972)
Acquisition or construction of plant and equipment	(2,800)	—
Current payable assumed in business combination	—	1,154
Cash placed in restricted accounts	—	(6,242)

Net cash used in investing activities	(2,800)	(19,060)

Cash flows from financing activities:
Proceeds from loans	—	237,000
Deferred financing costs	—	(1,107)
Repayment of loans	(193)	(226,192)
Distributions to partners	(40,231)	(34,126)
Contribution by general partner	—	2,315

Net cash used in financing activities	(40,424)	(22,110)

Net decrease in cash and cash equivalents	(4,021)	(10,427)
Cash and cash equivalents at beginning of period	58,341	66,044

Cash and cash equivalents at end of period	$54,320	$55,617

Supplemental cash flow information:
Cash paid during the period for interest	$10,158	$7,648

Non-cash investing activities:
Equity issued in business combinations	$—	$343,622
Liability assumed in business combination	—	1,950

NRP Reports 1st Quarter 2008 Results	Page 8 of 9
Natural Resource Partners L.P.
Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$54,320	$58,341
Restricted cash	6,240	6,240
Accounts receivable, net of allowance for doubtful accounts	30,785	27,643
Accounts receivable – affiliate	1,582	1,005
Other	786	1,009

Total current assets	93,713	94,238
Land	24,343	24,343
Plant and equipment, net	63,163	61,441
Coal and other mineral rights, net	1,016,655	1,030,088
Intangible assets, net	105,674	106,222
Loan financing costs, net	2,993	3,098
Other assets, net	563	601

Total assets	$1,307,104	$1,320,031

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable and accrued liabilities	$2,316	$2,567
Accounts payable – affiliate	104	104
Current portion of long-term debt	17,234	17,234
Accrued incentive plan expenses – current portion	3,542	3,993
Property, franchise and other taxes payable	3,953	6,415
Accrued interest	3,356	6,276

Total current liabilities	30,505	36,589
Deferred revenue	38,699	36,286
Asset retirement obligation	39	39
Accrued incentive plan expenses	3,772	6,469
Long-term debt	495,864	496,057
Partners’ capital:
Common units	725,494	731,113
General partner’s interest	13,417	14,177
Accumulated other comprehensive loss	(686)	(699)

Total partners’ capital	738,225	744,591

Total liabilities and partners’ capital	$1,307,104	$1,320,031

NRP Reports 1st Quarter 2008 Results	Page 9 of 9
Natural Resource Partners L.P.
Reconciliation of GAAP “Net cash provided by operating activities”
To Non-GAAP “Distributable cash flow”
(In thousands)

	For the three months ended
	March 31,
	2008	2007
	(Unaudited)
Net cash provided by operating activities	$39,203	$30,743
Less scheduled principal payments	(193)	(193)
Less reserves for future principal payments	(4,308)	(2,400)
Add reserves used for scheduled principal payments	193	193

Distributable cash flow	$34,895	$28,343

-end-